Exhibit 10.12

AGREEMENT OF SALE

Between

Anvil Construction Company, Inc.

(as Seller)

-and-

Lannett Company, Inc.

Or its nominee

(as Buyer)

Dated:	July 31, 2009

Property:	13200 Townsend Road
Byberry East Section of the Philadelphia Industrial Park
Philadelphia, PA

SCHEDULE OF EXHIBITS

Exhibit “A”:                            Legal Description

Exhibit “B”:                            FIRPTA Certificate

Exhibit “C”:                            Seller’s W-9 Form

Exhibit “D”:                            Buyer’s W-9 Form

TABLE OF CONTENTS

1.	Sale and Purchase	3
2.	Purchase Price	3
3.	Escrow of Deposit	3
4.	Covenants, Representations and Warranties of Seller	4
5.	Representations & Warranties of Buyer	4
6.	Closing	4
7.	Apportionments; Expenses	5
8.	Damage or Destruction; Condemnation	5
9.	Quality of Title	6
10.	Notices	6
11.	Condition of the Property	7
12.	Commission	7
13.	Licensing Act	8
14.	W-9 Forms	8
15.	Defaults Prior to Closing	8
16.	Recording	8
17.	Miscellaneous	8
18.	Assignability	9
19.	Counterparts	9
20.	Conditions to Closing	9

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (the “Agreement”) is made as of July 31, 2009, by and between Anvil Construction Company, Inc. a Pennsylvania Corporation,  having an address of 2817 Southampton Road, Philadelphia, PA, 19154 (the “Seller”), and Lannett Company, Inc., a Delaware Corporation having an address of  9000 State Road, Philadelphia, PA 19136 , or its nominee or assignee (the “Buyer”).

Intending to be legally bound hereby, the parties hereto agree:

1.                                      Sale and Purchase.  Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and accept from Seller:  (a) all certain lots or pieces of ground (the “Land”), together with the buildings, structures and other improvements erected thereon (the “Improvements”), situated at 13200 Townsend Road, Byberry East section of the Philadelphia Industrial Park, Philadelphia, PA (under and subject to a lease with Buyer as Lessee and Seller as Lessor referred to herein as (the “Existing Lease”) and attached hereto as Exhibit “E”, all as more particularly described in Exhibit “A” attached hereto (the Land and the Improvements are referred to herein, together, as the “Real Estate”); (b) all easements, rights and privileges appurtenant to the Real Estate (the “Appurtenances”) (the Real Estate and Appurtenances are referred to herein collectively as the “Property).

2.                                      Purchase Price.  The aggregate purchase price for the Property (the “Purchase Price”) shall be as outlined below based on the date of Closing under this Agreement:

Purchase Period	Purchase Price
9/1/06-8/31/07	$3,625,000.00
9/1/07-8/31/08	$3,733,750.00
9/1/08-8/31/09	$3,845,763.00

The Purchase Price shall be paid to Seller by Buyer as follows:

2.1                                         Three Hundred, Sixty Thousand ($360,000.00) Dollars (the “Deposit”) by certified check on the date of this Agreement, the receipt whereof (subject to collection) is hereby acknowledged, which sum has been delivered into escrow in accordance with Paragraph 3 hereof; and

2.2                                         The balance of the Purchase Price at Closing (as hereinafter defined) in cash or by bank certified or cashier’s check or, at Seller’s direction, by wire transfer of immediately available federal funds (if a check or by wire transfer, then in any case payable to or transferred to the order or account of Seller or such other person as Seller may designate in writing).

3.                                      Escrow of Deposit.

3.1                                         The Deposit has this day been deposited with and shall be held in escrow by Roddy, Inc. (the “ Agent”).  The parties and Agent agree that the Deposit, together with all interest earned thereon (the “Escrow Funds”), shall be applied as follows:

3.1.1                                  If Closing is held, the Escrow Funds shall be paid over to Seller and shall be credited to the Purchase Price.

3.1.2                                  If Closing is not held by reason of Buyer’s default, the Escrow Funds shall be paid over to Seller and shall be retained by Seller as provided for in Paragraph 15.1 below.

3.1.3                                  If Closing is not held by reason of Seller’s default, the Escrow Funds shall be paid over to Buyer for use and application by Buyer as provided for in Paragraph 15.2 below.

3.1.4                                  If Closing is not held by reason of a failure of condition and not by reason of a default by Seller or Buyer hereunder, the Escrow Funds shall be paid over to Buyer, neither party shall have any further liability or obligation hereunder, and this Agreement shall terminate.

3.2                                         The Escrow Funds shall be held in an interest bearing money-market type account with a federally insured national or state-chartered bank, savings bank, or savings and loan association.

3.3                                         Agent and its stockholders and employees are acting as agents only, and will in no case be held liable either jointly or severally to either party for the performance of any term or covenant of this Agreement or for damages for the nonperformance hereof, nor shall Agent be required or obligated to determine any questions of fact or law.  Agent’s only responsibility hereunder shall be for the safekeeping of the Escrow Funds and the full and faithful performance by the Agent of the duties imposed by this Paragraph 3.

3.4                                         Agent shall be obligated to disburse the proceeds of the Escrow Funds at Closing or upon any cancellation or termination of this Agreement, only upon the written instructions of both parties, should Agent in its sole discretion request such instructions; and in the absence of such instructions or in the event of any dispute, Agent shall be and is hereby authorized, but not obligated, to pay the entire amount of the Escrow Funds into court, and any expenses to Agent for so doing shall be payable out of the Escrow Funds.

4.                                      Covenants, Representations and Warranties of Seller.  Seller covenants, represents and warrants to Buyer as follows:

4.1                                         Seller has the power and authority to sell, transfer, convey and deliver the Property to be sold and purchased hereunder.

4.2                                         The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement of Seller or any instrument to which Seller is a party or by which Seller or the Properties are bound, or any judgment, decree or order of any court or governmental body, or any applicable law, rule or regulation.

4.3                                         No notice by any governmental or other public authority has been served upon the Seller, or anyone on the Seller’s behalf, nor does Seller have any knowledge relating to violations of any applicable state or federal statutes or regulations together with all housing, building, safety, fire or other local ordinances.  Provided there is a Closing hereunder, Buyer will be responsible for and shall comply, at Buyer’s expense, with the requirements of any and all notices relating to violations of the foregoing issued after Closing.  Seller further represents that the Property is zoned L-2 — Limited Industrial.

4.4                                         As of the Commencement Date of the Lease between Seller and Buyer referred to in Article 6.2.4 hereinbelow, there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened, against or affecting the Property or any portion thereof or relating to or arising out of the ownership, management or operation of the Property in any court or before or by any federal, state or local department, commission, board, bureau or agency or other governmental instrumentality which could, if adversely decided, have any adverse effect on Buyer’s acquisition, ownership, development or use of the Property.

4.5                                         Except for the Lease, there are no outstanding leases, tenancies, licenses or other rights of occupancy or use for any portion of the Property.

5.                                      Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

5.1                                         Buyer has the power and authority to purchase the Property hereunder.

5.2                                         The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement of Buyer or any instrument to which Buyer is a party or by which Buyer is bound or any judgment, decree or order of any court or governmental body or any applicable law, rule or regulation.

5.3                                         It is understood that the Property has been or will be inspected by Buyer or Buyer’s duly authorized agent pursuant to Paragraph 21 hereof; that the same shall be purchased as a result of such inspections and not in reliance upon any representations, inducements or promises, either oral or written, made by the Seller, Agent or any selling agent or other agent or Seller except as expressly stated in this Agreement, and Seller and Agent shall not be responsible or liable for any agreement, condition or stipulation not set forth herein relating to or affecting the Property.

6.                                      Closing.

6.1                                         The Closing under this Agreement (the “Closing”) shall be held on or before the date that is sixty (60) days  from the date of this Agreement.

6.2                                         At Closing, Seller shall deliver to Buyer the following:

6.2.1                                       A Special Warranty Deed to the Real Estate, duly executed and acknowledge by Seller and in proper form for recording, conveying fee simple title to the Real Estate to Buyer;

6.2.2                                        Possession to the Property shall be delivered in “AS IS WHERE IS” condition as of the date of this Agreement, under and subject to the existing lease between Buyer as Lessee and Seller as Lessor.

6.2.3                                     A valid assignment of the existing lease, duly executed and acknowledged, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the existing lease and Buyer shall assume the obligations of Seller under the existing lease.  Such assignment shall include an indemnification from Seller to Buyer against liability for claims asserted against Buyer under the existing lease for events occurring prior to Closing and an indemnification from Buyer to Seller against liability for claims asserted against Seller for events occurring after Closing.

6.2.4                                     A written certification from the Department of Licenses and Inspections of the City of Philadelphia setting forth the zoning classification of the Property and that there are no notices of any uncorrected municipal code violations.  Buyer shall be responsible to correct any municipal code violations in accordance with its obligations under the Existing Lease  by and between Seller and Buyer for the Premises dated June 26, 2006, a copy of which is attached hereto as Exhibit “      ”, but in no event is Buyer responsible for any violations relating to conditions that pre-date the Commencement Date of the Existing Lease so long as any such violations are not due to acts of Buyer.

6.3                                         At Closing, Buyer shall deliver to Seller the following:

6.3.1                                   A title company or bank certified or cashier’s check, or at Seller’s direction, a wire transfer of immediately available federal funds in either case payable to or transferred to the order or account of Seller or to such other person as Seller shall designate in writing for the balance of the Purchase Price required under Paragraph 2 hereof.

6.4                                         Notwithstanding anything to the contrary herein concerning apportionment and/or responsibility for expenses, real estate taxes, insurance, pro rations and maintenance the responsibilities, terms and conditions of the Existing Lease shall supersede and amend any terms to the contrary set forth in this Agreement of Sale.

7.                                      Apportionments; Expenses.

7.1                                         Apportionments.  The following items shall be adjusted and apportioned between Seller and Buyer as follows:

(a)                                       Real estate taxes, minimum and additional rents from tenant under the Existing Lease, all utilities, operating expenses and other apportionable income and expenses paid to or payable by Seller shall be apportioned pro rata on a per diem basis as of Closing, with Buyer paying the taxes and other expenses of ownership and being credited with rentals payable for the date of Closing.  Taxes, and additional rent paid on account thereof, shall be apportioned based on the fiscal year of the taxing authority.

7.2                                         Expenses.                                 Each party shall pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, (i) all costs and expenses stated herein to be borne by a party, and (ii) all of their respective accounting, legal and appraisal fees.  Buyer, in addition to Buyer’s other expenses, shall pay for (a) all recording charges incident to the recording of the deeds for the Real Estate, (b) all title insurance premiums incurred by Buyer.  Seller and Buyer shall each pay one half of all realty transfer taxes.

8.                                      Damage or Destruction; Condemnation.

8.1                                         Risk of loss to the Property from fire or other casualty shall be borne by Seller until Closing.  If the Property or any portion thereof is substantially damaged or are destroyed by fire or other casualty prior to Closing and Seller is unable or fails to restore, by the date established for Closing, the damaged portion of the Property to a condition equivalent to that which existed immediately prior to the casualty, then Buyer shall have the option of canceling the Agreement or electing to proceed.  For purposes of this paragraph, substantial damage shall be damage estimated by a contractor of Seller’s selection and reasonably acceptable to Buyer, to cost in excess of $100,000 to repair.  In the event that damage is not substantial or if, notwithstanding substantial damage, Buyer elects to proceed with Closing, Seller shall assign to Buyer all of the Seller’s right, title and interest in the proceeds to be paid on the claim of loss.

8.2                                         If prior to Closing, any “substantial portion” of the Property become subject to a condemnation proceeding or a threat thereof by public or quasi public authority having the power of eminent domain, Seller shall immediately notify Buyer thereof in writing and Buyer may elect to terminate this Agreement.  For purposes of this Paragraph, “substantial portion” shall be defined as a taking of such portion of the Property such that Buyer’s use of the Property would be materially impacted as Buyer shall determine or the taking of such land which prevents access to the Property from a public road.  If Buyer elects to terminate this Agreement, it shall so notify Seller within fifteen (15) days after Buyer has received written notice of such proceedings from Seller and the Escrow Funds shall be returned to the Buyer and this Agreement shall be deemed null and void and the parties hereto shall have no further obligations to or recourse against each other with regard to the matters provided for herein.  If Buyer has not elected to terminate this Agreement as provided in this Paragraph, the transaction shall proceed as contemplated herein, in which event Buyer shall be entitled to receive all proceeds of any award or payment in lieu thereof.

8.3                                         All existing casualty insurance policies respecting the Property shall be maintained and kept in full force and effect by Seller pending Closing.

9.                                      Quality of Title.

9.1                                         Permitted Exceptions.  On or before the date ten (10) days after the date of this Agreement, Buyer shall notify Seller in writing of any objections to title as reported in a title commitment obtained by Buyer and shall deliver to Seller a copy of the title commitment which contains such objectionable item.  Seller may undertake to eliminate any such objection.  Seller shall notify Buyer in writing (the “Seller’s Notice”)   within ten (10) days after receipt of Buyer’s notice whether or not Seller will agree to cure or remove such objection at or prior to Closing.  If Seller does not elect to cure or remove any such objection, then Buyer shall thereafter have the option, to be exercised within five (5) days after receipt of Seller’s notice, to terminate this Agreement, in which event this Agreement shall be null and void and the Escrow Funds shall be returned to Buyer and the parties shall have no further obligations to or recourse against each other.  If Buyer does not terminate this Agreement as aforesaid, Buyer shall be deemed to have waived any objections to title reported in Buyer’s title commitment that Seller has not agreed to cure or remove in Seller’s Notice and such objections shall become Permitted Exceptions.

9.2                                         Title.  Title to the Property shall be good and marketable and such as will be insured by a reputable title insurance company at regular rates.  Title to the Properties shall be conveyed free and clear of all liens, easements and other encumbrances, other than the Permitted Exceptions.  In the event Seller shall not be able to convey title to the Property on the date of Closing in accordance with the foregoing provisions of this Agreement, subject only to Permitted Exceptions, then Buyer shall have the option, exercisable by written notice to Seller at or prior to the Closing, of (i) accepting at Closing such title as Seller is able to convey, with no deduction from or adjustment of the Purchase Price except for adjustment equal to the amount of any lien, judgment or other encumbrance of an ascertainable and liquidated amount together with interest and penalties thereon, if any; or (ii) declining to proceed to Closing; and in the latter event all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Escrow Funds shall be returned to Buyer.  Notwithstanding anything to the contrary contained herein, Seller shall remove, at or prior to Closing, all liens or encumbrances that can be removed by the payment of money, whether or not Buyer objects to such liens or encumbrances pursuant to Section 9.1 above.

9.3                                         No Further Encumbrance.   Except for a conveyance to a family member(s) or trust for the benefit of a family member(s) of Seller’s principals, which would be subject to the terms and conditions of this Agreement, Seller shall not convey or encumber the Property or any portion thereof without Buyer’s prior written consent.

10.                               Notices.  All notices and other communications hereunder shall be in writing (whether or not a writing is expressly required hereby), and shall be deemed to have been given if hand delivered or sent by an express mail service or by courier, then if and when delivered to and received by the respective parties or one (1) day after delivery was refused at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby):

10.1                                  If to Seller:

Anvil Construction Company Inc.

2817 Southampton Road

Philadelphia, Pennsylvania  19154

Attention:  Mark Andreassi (mcahardhat@aol.com)

With a required copy to:

COHEN, SEGLIAS, PALIAS, GREENHALL & FURMAN, PC

United Plaza / 19th Floor

30 South 17th Street

Philadelphia, PA  19103

Attention:  Lonny Cades, Esquire (lcades@cohenseglias.com)

With a required copy to Agent:

Roddy Inc.

3220 Tillman Drive, Suite 112

Bensalem, PA  19020

Attention: Francis T. Roddy (frank@roddyinc.com)

10.3           If to Buyer:

Lannett Company, Inc.

9000 State Road

Philadelphia, PA  19136

Attention:  Brian Kearns (bkearns@lannett.com)

With a required copy to:

Fox Rothschild, LLP

2000 Market Street, 10th Floor

Philadelphia, PA  19103

Attention:  Samuel H. Israel, Esquire (sisrael@foxrothschild.com)

With a required copy to Agent:

Roddy Inc.

3220 Tillman Drive, Suite 112

Bensalem, PA  19020

Attention: Francis T. Roddy (frank@roddyinc.com)

11.          Condition of the Property.  Buyer further agrees to accept the Property at Closing in the condition at that time subject to the provisions of Paragraphs 6.2.2 and 8 hereof Buyer agrees and confirms (i) that neither Seller, Agent, nor any agent, employee or representative of Seller, has made and does not make herein any representation or warranty as to the condition of all or any portion of the Property (including, without limitation, the condition of the Property’s roof and mechanical, electrical, heating, plumbing, air conditioning and structural units, systems and components, and (ii) that the Property is being sold “as is-where is” and without any express or implied warranty whatsoever as to the condition thereof, fitness for a particular purpose, or otherwise.

12.          Commission.

12.1           Seller hereby agrees to pay to Roddy Inc., Agent for its services rendered in this transaction a commission of six percent (6%) of the gross sale price, said commissions to be paid if, as and when Closing occurs.  Upon receipt of such commission, Seller and Agent represent, warrant and agree that no further commission will be owed to Roddy Inc. under or in connection with the Existing Lease, and Seller represents and warrants that no further commission will be owed to any other broker acting for or on behalf of Seller under or in connection with the Existing Lease.

12.2           Seller and Buyer each represent and warrant to the other that Roddy, Inc. is the sole broker in this transaction.  Seller agrees to compensate said broker at the time of Closing in connection with the conveyance of the Property as set forth above.  If any claim is asserted by any person, firm or corporation, other than Roddy,

Inc. in the sale of the Property resulting from any act, representation or promise of either Seller or Buyer, such party shall indemnify, defend and save harmless the other party from such claim.

Default

In the event Closing is not made due to the default of Buyer, and the monies paid on account hereof are retained by Seller as assessed and liquidated damages, Roddy Inc. shall receive for its services fifty percent (50%) of the said monies retained not to exceed six percent (6%) of the Purchase Price, and Seller agrees to pay the sum upon such retention

13.          Licensing Act.

13.1           Pursuant to the provisions of the Pennsylvania Real Estate Licensing and Registration Act, 63, PA state. Ann. Sections 455.101 as amended (the “Act”), Agent hereby makes the following disclosures to Buyer:

(a)   Agent is the agent of Seller, not Buyer;

(b)   Section 801 of the Act established a Real Estate Recovery Fund.  The basic purpose of the Real Estate Recovery Fund is to compensate an aggrieved person for the unpaid portion of a judgment, based on a claim against a person licensed under the Act, for fraud, misrepresentation or deceit in any transaction for which a license is required under the Act.  For further information concerning the Real Estate Recovery Fund, Buyer should contact the Pennsylvania Real Estate Commission at (717) 783-3500;

(c)   Access to a public road may require issuance of a highway occupancy permit from the Department of Transportation.

14.          W-9 Forms.

14.1           Buyer and Seller warrant and represent that Buyer and Seller have completely filled out the W-9 forms attached hereto as Exhibit “C” and Exhibit “D” and made a part hereof and understand that the Deposit can not be deposited in the Escrow Fund unless and until both of such W-9 forms are completed and delivered to Agent.

Buyer’s Federal Tax ID number               23-0787699

Seller’s Federal Tax ID number               23-1596922

15.          Defaults Prior to Closing.

15.1           Should Buyer violate or fail (in breach of his obligations hereunder) to fulfill or perform any of the terms, conditions or undertakings set forth in this Agreement applicable to it at or prior to Closing, and if as a result thereof a Closing hereunder shall not occur, then Seller shall, as its sole remedy therefore, retain the Escrow Funds as liquidated damages (and not as a penalty) for such breach, and Buyer and Seller shall each be released from all further liability or obligation hereunder and this Agreement shall terminate.

15.2           Should Seller violate or fail (in breach of its obligations hereunder) to fulfill or perform any of the terms, conditions or undertakings set forth in this Agreement applicable to him at or prior to Closing, and if as a result thereof a Closing hereunder shall not occur, then in such case Buyer shall have the remedies available to it in law or equity including the right to specific performance.

16.          Recording.    Intentionally omitted.

17.          Miscellaneous.

17.1           Tender.  Formal tender of an executed deed and purchase money is hereby waived; but nothing herein shall be deemed a waiver of the obligation of Seller to execute, acknowledge and deliver the deed to the Property or the concurrent obligation of Buyer to pay the Purchase Price.

17.2           Time of the Essence.  All times, wherever specified herein, are of the essence of this Agreement.

17.3           FIRPTA.  At Closing Seller shall deliver to Buyer a written certification in the form of Exhibit “B” to Buyer and dated no earlier than ten (10) days prior to the date of Closing, which certification shall be in compliance with The Tax Reform Act of 1984 (the “Act”) and the regulations thereunder that are imposed by the Foreign

Investment in Real Property Tax Act (“FIRPTA”), and certifying that Seller is not a person subject to withholding under FIRPTA and the Act, and containing Seller’s tax identification number and address.

17.4           Governing Laws; Parties at Interest.  This Agreement shall be governed by Pennsylvania law and shall bind and inure to the benefit of the parties hereto and, their respective heirs, executors, administrators, personal representatives, successors and assigns.

17.5           Headings.  The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.6           Entire Agreement; Amendments.  This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein.  This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.7           The representations contained in Sections 4, 5 and 12 above shall survive Closing.

18.          Assignability.  At and concurrently with a Closing hereunder Buyer may assign any portion or all of its rights or obligations under this Agreement without the consent of Seller, provided that such an assignment is to an entity controlling, controlled by or under common control with Lannett Company Inc.  Notwithstanding any such permitted assignment by Buyer, Buyer shall nevertheless remain liable for all of Buyer’s obligations hereunder.

19.          Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

20.          Conditions to Closing:

20.1           The obligation of Buyer under this Agreement to purchase the Property from Seller is subject to the satisfaction at the time specified of each of the following conditions (any or all of which may be waived in whole or in part by Buyer at or prior to Closing):

(a)        All of Seller’s representations set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the date of Closing as though made on and as the date of Closing.

(b)        Seller shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by Seller prior to or on the date of Closing.

In the event that all of the conditions set forth in this Section 20.1 are not satisfied on or before the date of Closing, then Buyer, at Buyer’s option, may terminate this Agreement by written notice to Seller, whereupon the Escrow Funds shall be returned to Buyer, this Agreement shall be null and void, and Buyer and Seller shall have no further liabilities or obligations hereunder.

20.2           The obligation of Seller under this Agreement to sell the Property to Buyer is subject to the satisfaction at the time specified of each of the following conditions (any or all of which may be waived in whole or in part by Seller at or prior to Closing):

(a)        All of Buyer’s representations set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the date of Closing as though made on and as the date of Closing.

(b)        Buyer shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the date of Closing.

In the event that all of the conditions set forth in this Section 20.2 are not satisfied on or before the date of Closing, then Seller, at Seller’s option, may terminate this Agreement by written notice to Buyer, whereupon the Escrow Funds shall be paid to Seller, this Agreement shall be null and void, and Buyer and Seller shall have no further liabilities or obligations hereunder.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date and year first above written.

SELLER:
Anvil Construction Company, Inc.

Attest:	/s/ Mark Andreassi	By:	/s/ Mark Andreassi

BUYER:
Lannett Company, Inc.

Attest:	/s/ Keith R. Ruck	By:	/s/ Arthur P. Bedrosian

AGENT:
Roddy Inc.

Attest:	/s/ Francis T. Roddy	By:	/s/ Francis T. Roddy